Exhibit 99.2

ABSOLUTE SOFTWARE CORPORATION

OMNIBUS EQUITY INCENTIVE PLAN

December 14, 2021

PART I – GENERAL PROVISIONS

1.	PREAMBLE AND DEFINITIONS

1.1	Purpose of the Plan.

The purposes of the Plan are:

(a)	to promote a further alignment of interests between eligible Company personnel and the Company’s shareholders;

(b)	to associate a portion of the compensation payable to eligible Company personnel with any returns achieved by the Company’s shareholders; and

(c)	to attract and retain individuals with the knowledge, experience and expertise required by the Company.

This Plan will be effective for Grants made effective on or after the Effective Date. Beginning on the Effective Date, no new awards will be granted under the Company’s 2000 Share Option Plan (the “Option Plan”) and the Company’s Performance and Restricted Share Unit Plan (the “PRSU Plan”). Awards granted under the Option Plan and the PRSU Plan prior to the Effective Date will remain outstanding under such plans in accordance with their terms and this Plan will not affect the terms or conditions of any such award.

1.2	Definitions.

1.2.1	“Affiliate” means a related person or entity of the Company within the meaning of National Instrument 45-106 – Prospectus Exemptions or Rule 405 promulgated under the Securities Act.

1.2.2

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and the applicable rules of any Stock Exchange upon which the Shares are listed.

1.2.3

“Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant, in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.

1.2.4

“Blackout Period” means a period of time when, pursuant to any policies of the Company (such as the Insider Trading & Blackout Policy), certain transactions related to certain securities of the Company may not be conducted by certain persons.

C-1

1.2.5	“Board” means the Board of Directors of the Company.

1.2.6	“Business Day” means a day other than a Saturday, Sunday or other than a day when banks in Vancouver, British Columbia are not generally open for business.

1.2.7

“Cause” in the case of a particular Grant, unless the applicable Grant agreement states otherwise, (i) will have the meaning given such term (or term of similar import) in any employment, consulting, advisory, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “cause” or a term of similar import is not defined in, or in the absence of, any such agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means: (A) the Participant’s conviction of, or entry of a plea of no contest to a felony or a misdemeanor involving moral turpitude (or the equivalent of a misdemeanor involving moral turpitude or a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform their duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a material provision of any employment agreement, consulting agreement, directorship agreement or similar employment or services agreement or offer letter between the Participant and the Company or any of its Affiliates, or any non-competition, non-disclosure, non-solicitation or other Restrictive Covenant agreement with the Company or any of its Affiliates, (D) the Participant’s material violation of any written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, (E) the Participant’s obtaining any material improper personal benefit as result of breach by the Participant of any covenant or agreement (including a breach by the Participant of the Company’s code of conduct or a material breach by the Participant of other written policies furnished to the Participant relating to personal investment transactions) of which the Participant was or should have been aware, (F) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, or (G) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. The determination of whether Cause exists will be made by the Board in its sole discretion.

(a)	subject to (b) or (c), as applicable, below, “just cause” or “cause” for Termination by the Company or an Affiliate as determined under Applicable Law;

(b)	where a Participant has a written employment agreement with the Company or an Affiliate, “Cause” or “Just Cause” as defined in such employment agreement, if applicable; or

(c)	where a Participant provides services as an independent contractor pursuant to a contract for services with the Company or an Affiliate, any material breach of such contract.

1.2.8	“Change in Control” means:

(a)

the acquisition by any “offeror” (as defined in the Securities Act (British Columbia)) or Exchange Act Person of beneficial ownership of more than 50% of the outstanding voting securities of the Company, by means of a take-over bid or otherwise. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)

an arrangement, amalgamation, merger or other form of reorganization of the Company where the holders of the outstanding voting securities or interests of the Company immediately prior to the completion of the arrangement, amalgamation, merger or reorganization will hold less than fifty percent (50%) of the votes attaching to all outstanding voting securities or interests of the continuing entity upon completion of the arrangement, amalgamation, merger or reorganization;

(c)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(d)	the approval by the Shareholders of any plan of liquidation or dissolution of the Company; or

(e)

the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the Board, unless such election or appointment is approved by 50% or more of the Board in office immediately preceding such election or appointment in circumstances where such election or appointment is to be made other than as a result of a dissident public proxy solicitation, whether actual or threatened.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

1.2.9	“Company” means Absolute Software Corporation, and includes any successor corporation thereof.

1.2.10	“Director” means a member of the Company’s Board of Directors from time to time.

1.2.11	“Disability” means:

(a)

subject to (b) below, a Participant’s physical or mental incapacity that prevents them from substantially fulfilling their duties and responsibilities on behalf of the Company or, if applicable, an Affiliate, as determined by the Board and, in the case of a Participant who is an employee of the Company or an Affiliate, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Company’s or Affiliate’s long-term disability plan; or

(b)	where a Participant has a written employment agreement with the Company or an Affiliate, “Disability” as defined in such employment agreement, if applicable.

1.2.12	“Disability Date” means, in relation to a Participant, that date determined by the Board to be the date on which the Participant experienced a Disability.

1.2.13	“Effective Date” means December 14, 2021.

1.2.14

“Eligible Person” means an officer, director or individual Employed by the Company or any Affiliate, including a Service Provider, who, by the nature of their position or job is, in the opinion of the Board, in a position to contribute to the success of the Company.

1.2.15	“Employed” means, with respect to a Participant, that:

(a)	the Participant is rendering services to the Company or an Affiliate including as a Service Provider (referred to in Section 1.2.41 as “active Employment”); or

(b)	the Participant is not actively rendering services to the Company or an Affiliate due to an approved leave of absence, maternity or parental leave or leave on account of Disability.

For greater certainty, any determination of whether a Participant is Employed on a Vesting Date will be made without regard to any period of notice, pay in lieu of notice (paid by way of lump sum or salary continuance), benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise, subject only to the express minimum requirements of applicable employment standards legislation.

and “Employment’ has the corresponding meaning.

1.2.16	“Entity” means a corporation, partnership, limited liability company or other entity.

1.2.17	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.2.18

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

1.2.19

“Exercise Price” means, with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which will not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share, subject to adjustment pursuant to Section 5.

1.2.20

“Fair Market Value” means, with respect to any particular date, except as otherwise determined by the Board, the volume-weighted average (rounded to two decimal places) of the trading price per Share on the Primary Stock Exchange during the five Trading Days immediately preceding the particular date, as reported by such source as the Board may select. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares will be determined by the Board in good faith and, to the extent applicable, such determination will be made in a manner that satisfies Sections 409A of the U.S. Tax Code and Sections 422(c)(1) of the U.S. Tax Code.

1.2.21	“Grant” means a grant or right granted under the Plan consisting of one or more Options, RSUs or PSUs, or such other award as may be permitted hereunder.

1.2.22

“Grant Agreement” means an agreement between the Company and a Participant evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.2.23	“Grant Date” means the effective date of a Grant.

1.2.24	“Insider” means an insider of the Company as defined in the rules of the Toronto Stock Exchange Company Manual for the purpose of security based compensation arrangements.

1.2.25	“Market Price” means, with respect to any particular date:

(a)	if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding the Grant Date or other reference date;

(b)	if the Shares are listed on more than one Stock Exchange, the Market Price as determined in accordance with paragraph (a) above for the Primary Stock Exchange; and

(c)	if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.

1.2.26	“Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 7.1.

1.2.27	“Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.

1.2.28

“Performance Conditions” means such financial, personal, operational or transaction-based performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to the Company, an Affiliate, the Company and its Affiliates as a whole, a business unit of the Company or group comprised of the Company and some Affiliates or a group of Affiliates, or to a Participant or group of Participants, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group, or otherwise, and may incorporate multipliers or adjustments based on the achievement of any such performance criteria.

1.2.29	“Performance Period” means, with respect to PSUs, a period specified by the Board for achievement of any applicable Performance Conditions as a condition to Vesting.

1.2.30

“Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Section 3.1(c) and (d) and Section 11.1 to receive one or more Shares or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.2.31	“Plan” means this Absolute Software Corporation Omnibus Equity Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.

1.2.32

“Primary Stock Exchange” means, as measured at any time, the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding twenty (20) Trading Days.

1.2.33

“Pro Rata Portion” means, with respect to the Vesting of Options or Share Units in connection with a Participant’s Termination, the number of Options or Share Units, as the case may be, multiplied by a fraction, (i) the numerator of which is the number of days between the Grant Date of such Options or Share Units, as the case may be, and the date of the Participant’s Termination, and (ii) the denominator of which is the number of days between the Grant Date of such Options or Share Units, as the case may be, and the latest scheduled Vesting Date for Options or Share Units under the applicable Grant Agreement.

1.2.34

“Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3.1(c) and (d) and Section 11.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment of the Participant.

1.2.35

“Restrictive Covenant” means any obligation of a Participant to the Company or an Affiliate to (A) maintain the confidentiality of information relating to the Company and/or the Affiliate and/or its business, (B) not engage in employment or business activities that compete with the business of the Company and/or the Affiliate, (C) not solicit or interfere with employees or other service providers, customers, business partners and/or suppliers of the Company and/or the Affiliate, and/or (D) not defame or disparage the Company or any individuals associated with the Company, whether during or after employment/service with the Company or Affiliate, and whether such obligation is set out in a Grant Agreement issued under the Plan or other agreement between the Participant and the Company or Affiliate, including, without limitation, an employment agreement, non-disclosure agreement, or otherwise.

1.2.36	“Securities Act” means the U.S. Securities Act of 1933, as amended.

1.2.37	“Service Provider” means a person or company, other than an employee, officer or director of the Company or an Affiliate, that:

(a)

is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Company or an Affiliate, other than services provided in relation to a distribution of securities;

(b)	provides the services under a written contract between the Company or an Affiliate and the person or company;

(c)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate;

and includes

(d)

for an individual Service Provider, a corporation of which the individual Service Provider is an employee or shareholder, and a partnership of which the individual Service Provider is an employee or partner; and

(e)

for a Service Provider that is not an individual, an employee, executive officer, or director of the Service Provider, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate.

Notwithstanding the foregoing, a person is treated as a Service Provider only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

1.2.38

“Share” means a Common Share in the capital of the Company or, in the event of an adjustment contemplated by Section 5.1, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment.

1.2.39	“Share Unit” means either an RSU or a PSU, as the context requires.

1.2.40

“Stock Exchange” means the Toronto Stock Exchange, the Nasdaq Stock Market and such other stock exchange on which the Shares may be listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.2.41

“Termination” means (i) the termination of a Participant’s Employment with the Company or an Affiliate (other than in connection with the Participant’s transfer to Employment with the Company or another Affiliate), which will occur on the date on which the Participant ceases to render services to the Company or an Affiliate, whether such termination is lawful or otherwise, without giving effect to any pay in lieu of notice (paid by way of lump sum or salary continuance), benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise (except as expressly required by applicable employment or labour standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, maternity or parental leave, leave on account of Disability, or any authorized leave of absence, will not be considered to be a “Termination”, and (ii) in the case of a Participant who does not return to active Employment with the Company or an Affiliate immediately following a period of absence due to vacation, temporary illness, maternity or parental leave, leave on account of Disability, or authorized leave of absence, such cessation will be deemed to occur on the last day of such period of absence as approved by the Company or an Affiliate as applicable (provided, in each case, that, in the case of a U.S. Participant, to the extent necessary to comply with Sections 409A of the U.S. Tax Code, the Termination constitutes a “Separation From Service”, within the meaning of Sections 409A of the U.S. Tax Code), and “Terminated” and “Terminates” will be construed accordingly.

1.2.42	“Time Vesting” means any conditions relating to the passage of time or continued service with the Company or an Affiliate for a period of time in respect of a Grant, as may be determined by the Board.

1.2.43	“Trading Day” means a day on which the Primary Stock Exchange is open for trading and on which the Shares actually traded.

1.2.44	“U.S. Participant” means an Eligible Person who is a resident of the United States or who is subject to U.S. income tax in respect of any Grants, amounts payable or Shares deliverable under this Plan.

1.2.45	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

1.2.46

“Vested” means, with respect to any Option, Share Unit or other award included in a Grant, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any Restrictive Covenants (and any applicable derivative term will be construed accordingly).

1.2.47

“Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option, Share Unit or other award included in a Grant becoming Vested are met, deemed to have been met or waived as contemplated in Section 1.2.46.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural.

In the Plan, references to one gender include all genders and gender identities; and references to the singular will include the plural and vice versa, as the context will require.

2.2	Severability.

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination will not affect the validity or enforcement of any other provision or part hereof.

2.3	Headings, Sections and Parts.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule will, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable. The Plan is divided into three Parts. Part I contains provisions of general application to all Grants; Part II applies specifically to Options; and Part III applies specifically to Share Units.

3.	ADMINISTRATION

3.1	Administration by the Board.

The Plan will be administered by the Board in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board will have full and complete discretionary authority to:

(a)	interpret the Plan and Grant Agreements;

(b)

prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants;

(c)

determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreement;

(d)

determine the terms and conditions of Grants granted to any Participant, including, without limitation, as applicable (i) Grant Value and the number of Shares subject to a Grant, (ii) the Exercise Price for Shares subject to an Option Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, the period for achievement of any applicable Performance Conditions as a condition to Vesting, and conditions pertaining to compliance with Restrictive Covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof will be forfeited, cancelled or expire, including in connection with the breach by a Participant of any Restrictive Covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, (vii) whether, and the terms upon which, a Grant may be settled in cash, newly issued Shares or a combination thereof, and (viii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;

(e)	determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or will be waived or modified;

(f)

make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board will be entitled to determine:

(i)	whether or not any such leave of absence will constitute a Termination within the meaning of the Plan;

(ii)

the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence will cause any Grants to expire and the impact upon the time or times such Grants will be exercisable);

(g)	amend the terms of any Grant Agreement or other documents evidencing Grants; and

(h)	determine whether, and the extent to which, adjustments will be made pursuant to Section 5 and the terms of such adjustments.

3.2

All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant will be made in its sole discretion and will be conclusively binding upon all persons.

3.3

The Board may prescribe terms for Grant Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Company, an Affiliate or the Eligible Person in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement authorized pursuant to this Section 3.3 will be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable and in no event will contravene the Applicable Law of Canada.

3.4

The Board may, in its discretion, subject to Applicable Law, delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board (such as the Compensation Committee), a person or persons (such as the Chair of the Compensation Committee or the Chief Executive Officer), as it may determine, from time to time, on terms and conditions as it may determine, provided that (i) the Board will not, and will not be permitted to delegate any such powers, rights or duties with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action will not be given effect, and (ii) the composition of the committee of the Board, person or persons, as the case may be, will comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.

3.5

The terms of Appendix “A” will apply to the participation of U.S. Participants in the Plan and will prevail in the event of any inconsistency with any provision of the main body of the Plan excluding Appendix “A” as they relate to Eligible Persons who are U.S. Participants.

4.	SHARE RESERVE

4.1

Subject to any adjustment pursuant to Section 5.1, the aggregate number of Shares that may be issued pursuant to Grants made under the Plan together with all other security based compensation arrangements of the Company (which may result in Shares being issued from treasury) will be a number equal to nine percent (9%) of the aggregate number of issued and outstanding Shares from time to time.

4.2	The maximum number of Shares of the Company

(a)	issued to Insiders within any one year period, and

(b)	issuable to Insiders, at any time,

under the Plan, or when combined with all of the Company’s other security based compensation arrangements (which may result in Shares being issued from treasury) will not exceed ten percent (10%) of the number of the aggregate issued and outstanding Shares.

4.3

Participants who are non-employee Directors of the Company will not be awarded Grants if, at the time of such grant, such Grants in aggregate could result in the number of Shares issued to all non-employee Directors of the Company exceeding 1% of the issued and outstanding Shares, and, during any one year period, no individual Participant who is a non-employee director of the Company may be awarded Grants covering Shares with an aggregate Grant Date Fair Market Value in excess of CAD$150,000, of which no more than CAD$100,000 of the Grant Date Fair Market Value may be comprised of Options.

4.4

For purposes of computing the total number of Shares available for grant under the Plan or any other security based compensation arrangement of the Company, Shares subject to any Grant (or any portion thereof) that is forfeited, surrendered, cancelled or otherwise terminated, prior to the issuance of such Shares will again be available for grant under the Plan.

5.	ALTERATION OF CAPITAL AND CHANGE IN CONTROL

5.1

Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in the Shares by reason of any dividend (other than dividends in the ordinary course), share split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of the Shares or distribution of rights to holders of Shares or any other relevant changes to the authorized or issued capital of the Company, if the Board will determine that an equitable adjustment should be made, such adjustment will, subject to Applicable Law, be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options then outstanding; (iv) the Exercise Price, as appropriate in respect of such Options; and/or (v) with respect to the number of Share Units outstanding under the Plan, and any such adjustment will be conclusive and binding for all purposes of the Plan.

5.2

No adjustment provided for pursuant to Section 5.1 will require the Company to issue fractional Shares or consideration in lieu thereof in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant will be cancelled and not deliverable by the Company.

5.3

In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written employment agreement or contract for services with the Company or an Affiliate and the applicable Grant Agreement, the Board will have full authority to determine in its sole discretion the effect, if any, of a Change in Control on the Vesting, exercisability, settlement, payment or lapse of restrictions applicable to a Grant, which effect may be specified in the applicable Grant Agreement or determined at a subsequent time. Subject to Applicable Law, rules and regulations, the Board will, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation: (i) provide for the acceleration of any Vesting or exercisability of a Grant; (ii) provide for the deemed attainment of Performance Conditions relating to a Grant; (iii) provide for the lapse of restrictions relating to a Grant; (iv) provide for the assumption, substitution, replacement or continuation of any Grant by a successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof); (v) provide that a Grant will terminate or expire unless exercised or settled in full on or before a date fixed by the Board; or (vi) terminate or cancel any outstanding Grant in exchange for a cash payment (provided that, if as of the date of the Change in Control, the Board determines that no amount would have been realized upon the exercise or settlement of the Grant, then the Grant may be cancelled by the Company without payment of consideration).

6.	MISCELLANEOUS

6.1	Compliance with Laws and Policies.

The Company’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant will acknowledge and agree (and will be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Company applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Company all information and undertakings as may be required to permit compliance with Applicable Law. A Participant will not be issued any Shares hereunder unless either (i) the Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.

6.2	Withholdings.

So as to ensure that the Company or an Affiliate, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions and transaction fees, the Company or the Affiliate may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Company or the Affiliate, as applicable, to so comply and may take such other action that the Company deems necessary to satisfy all obligations for the payment of such mandatory withholdings. Without limiting the generality of the foregoing, the Company and any Affiliate may satisfy any liability for any such withholding obligations, on such terms and conditions as the Company may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Company may require so that the Company and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Company or an Affiliate in advance, or reimburse the Company or any Affiliate for, any such withholding obligations.

6.3	No Right to Continued Employment.

Nothing in the Plan or in any Grant Agreement entered into pursuant hereto will confer upon any Participant the right to continue in the employ or service of the Company or any Affiliate, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or service arrangement with the Company or any Affiliate.

6.4	No Additional Rights.

Neither the designation of an individual as a Participant nor the Grant of any Options, Share Units or other award to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options, Share Units or other award under the Plan. For greater certainty, the Board’s decision to approve a Grant in any period will not require the Board to approve a Grant to any Participant in any other period; nor will the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board will not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Company or an Affiliate. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Company or an Affiliate.

6.5	Amendment, Termination.

The Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of the Company’s shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent will not be required where the amendment is required for purposes of compliance with Applicable Law. For greater certainty, the Plan may not be amended without Company shareholder approval in accordance with the requirements of the Stock Exchange to do any of the following:

(a)	increase in the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1;

(b)	increase or remove the limits on Shares issuable or issued to Insiders;

(c)	reduce the Exercise Price of an outstanding Option, except as set forth in Section 5;

(d)	extend the maximum term of any Grant made under the Plan, except pursuant to Section 7.5;

(e)	amend the transferability provisions contained in Section 6.11;

(f)	amend or remove the non-employee Director participation limits set forth in Section 4.3;

(g)	include other types of equity compensation involving the issuance of Shares under the Plan;

(h)	amend this Section 6.5 to amend or delete any of (a) through (g) above or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval; or

(i)	any amendment that may otherwise require shareholder approval under Applicable Law and requirements.

For greater certainty and without limiting the foregoing, shareholder approval will not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:

(j)	amendments of a “housekeeping” nature;

(k)	a change to the Vesting provisions of any Grants;

(l)	a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant; or

(m)	amendments to the provisions relating to a Change in Control.

6.6

Currency. Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts required to be determined under this Plan that are denominated in a currency other than Canadian dollars will be converted to Canadian dollars at the applicable Bank of Canada daily rate of exchange on the date as of which the amount is required to be determined.

6.7	Administration Costs.

The Company will be responsible for all costs relating to the administration of the Plan.

6.8	Designation of Beneficiary.

Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are provided under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change will be in such form as may be prescribed by the Board from time to time. A Beneficiary designation under this Section 6.8 and any subsequent changes thereto will be filed with the Chief Financial Officer of the Company, or their designate from time to time.

6.9	Governing Law.

The Plan and any Grants pursuant to the Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Board may provide that any dispute to any Grant will be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation will be deemed to include any successor law, rule or regulation of similar effect or applicability.

6.10	Assignment.

The Plan will inure to the benefit of and be binding upon the Company, its successors and assigns.

6.11	Transferability.

Unless otherwise provided in the Plan or in the applicable Grant Agreement, no Grant, and no rights or interests therein, will or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest will be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

6.12	Term.

No Grants may be awarded under the Plan following December 14, 2031 unless shareholders of the Company have approved the extension at such date.

PART II – OPTIONS

7.	OPTIONS

7.1

The Company may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board will determine. In granting such Options, subject to the provisions of the Plan, the Company will specify,

(a)	the maximum number of Shares which the Participant may purchase under the Options;

(b)	the Exercise Price at which the Participant may purchase their Shares under the Options; and

(c)

the term of the Options, to a maximum of seven (7) years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including any Performance Conditions).

7.2

The Exercise Price for each Share subject to an Option will be fixed by the Board but under no circumstances will any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.

7.3

Unless otherwise designated by the Board in the applicable Grant Agreement, 20% of the Options included in a Grant will Vest on each of the first five anniversaries of the Grant Date and, subject to Section 7.5, any such Options will expire on the seventh anniversary of the Grant Date (unless exercised or terminated earlier in accordance with the terms of the Plan or the Grant Agreement). For greater certainly, no Grant Agreement will permit Vesting over a period that is less than five years.

7.4

Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 6.2, Vested Options or a portion thereof may be exercised from time to time via the relevant securities administration platform deployed by the Company (such as Shareworks) or, if the Company does not provide such a platform, by delivery to the Company at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Company. This notice will state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise.

7.5

If the normal expiry date of any Option falls within any Blackout Period or within ten (10) Business Days following the end of any Blackout Period, then the expiry date of such Option will, without any further action, be extended to the date that is ten (10) Business Days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date and will not be considered an extension of the term of the Options as referred to in Section 6.5; provided that, with respect to U.S. Participants, only to the extent the foregoing is not an extension under Sections 409A of the U.S. Tax Code.

8.	TERMINATION OF EMPLOYMENT, DEATH AND DISABILITY OF A PARTICIPANT – OPTIONS

8.1

Outstanding Options held by a Participant as of the Participant’s date of Termination will be subject to the provisions of this Section 8, as applicable; except that, in all events, the period for exercise of Options will end no later than the last day of the maximum term thereof established under Section 7.1(c), 7.5, or 8.5, as the case may be.

8.2

Subject to the applicable Grant Agreement, Section 8.1 and Section 8.6, in the case of a Participant’s Termination due to death or Disability, Options that are Vested on the Participant’s Termination and the Pro Rata Portion of the Participant’s Options that would have Vested under the Grant Agreement applicable to such

Options within the twelve (12) months following the Participant’s Termination had the Participant remained Employed throughout that twelve (12) month period will be exercisable during the twelve (12) month period following the Participant’s date of death or Termination due to Disability, as the case may be.

8.3

Subject to the applicable Grant Agreement, Section 8.1 and Section 8.6, in the case of a Participant’s Termination by the Company or an Affiliate without Cause (including by way of constructive dismissal): (i) the Participant’s outstanding Options that have become Vested prior to the Participant’s Termination will continue to be exercisable during the thirty (30) day period following the Participant’s Termination, and (ii) the Pro Rata Portion of the Participant’s Options that would have Vested under the Grant Agreement applicable to such Options within the twelve (12) months following the Participant’s Termination had the Participant remained Employed throughout that twelve (12) month period will be exercisable during the thirty (30) day period following the Participant’s Termination.

8.4

Subject to the applicable Grant Agreement, Section 8.1 and Section 8.6, in the case of a Participant’s Termination due to resignation, the Participant’s outstanding Options: (i) that have not become Vested prior to the Participant’s Termination will be immediately forfeited and cancelled on such Termination, and (ii) that have become Vested prior to the Participant’s Termination will continue to be exercisable during the thirty (30) day period following the Participant’s Termination.

8.5

In addition to the Board’s rights under Section 3.1, the Board may, at the time of a Participant’s Termination or Disability Date, extend the period for exercise of some or all of the Participant’s Options, but not beyond the original expiry date, and/or allow for the continued Vesting of some or all of the Participant’s Options during the period for exercise or a portion of it. Options that are not exercised prior to the expiration of the exercise period, including any extended exercise period authorized pursuant to this Section 8.5, following a Participant’s date of Termination or Disability Date, as the case may be, will automatically expire on the last day of such period.

8.6

In the case of a Participant’s Termination by the Company or an Affiliate for Cause, any and all then outstanding Options granted to the Participant, whether or not Vested, will be immediately forfeited and cancelled, without any consideration therefor, as of the commencement of the day that notice of such termination is given, except only as may be required to satisfy the express minimum requirements of applicable employment standards legislation.

8.7

For greater certainty, (i) Options that are not Vested on a Participant’s Termination and do not become exercisable pursuant to foregoing provisions of this Section 8 will be immediately forfeited and cancelled on the Participant’s Termination, and (ii) a Participant will have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested or exercisable, or that are not exercised before the date on which the Options expire, whether related or attributable to any contractual or common law termination entitlements or otherwise and hereby waives any claim in respect thereof.

PART III – SHARE UNITS

9.	DEFINITIONS

9.1	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units as contemplated by Section 3.

9.2	“Share Unit Account” has the meaning set out in Section 11.1.

9.3

“Valuation Date” means the date as of which the Market Price is determined for purposes of calculating the number of Share Units included in a Grant, which, unless otherwise determined by the Board, will be the Grant Date.

9.4	“Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.

10.	ELIGIBILITY AND GRANT DETERMINATION.

10.1

The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board will determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board will take into account the terms of any written employment agreement or contract for services between an Eligible Person and the Company or any Affiliate and may take into account such other factors as it will determine in its sole and absolute discretion.

10.2

The Board will determine the Grant Value and the Valuation Date for each Grant under this Part III. The number of Share Units to be covered by each such Grant will be determined by dividing the Grant Value for such Grant by the Market Price of a Share as at the Valuation Date for such Grant, rounded up to the next whole number.

10.3

Each Grant Agreement issued in respect of Share Units will set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant, the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board will determine or as will be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information or other restrictive covenants which must be complied with by a Participant, including as a condition of the grant or Vesting of the Share Units. Grant Agreements may be issued, executed, and delivered in electronic format, including via the relevant securities administration platform deployed by the Company from time to time (such as Shareworks).

11.	ACCOUNTS AND DIVIDEND EQUIVALENTS

11.1	Share Unit Account.

An account, called a “Share Unit Account”, will be maintained by the Company, or an Affiliate, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 10 and any dividend equivalent Share Units pursuant to Section 11.2. The Share Unit Account may be accessed via the relevant securities administration platform deployed by the Company from time to time (such as Shareworks). Share Units that fail to Vest to a Participant and are forfeited pursuant to Section 12, or that are paid out to the Participant or their Beneficiary, will be cancelled and will cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs will be recorded separately in the Participant’s Share Unit Account.

11.2	Dividend Equivalent Share Units.

Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, will be credited to the Share Unit of Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Price on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.

12.	VESTING AND SETTLEMENT OF SHARE UNITS

12.1	Continued Employment.

Subject to this Section 12 and the applicable Grant Agreement, Share Units subject to a Grant and dividend equivalent Share Units credited to the Participant’s Share Unit Account in respect of such Share Units will Vest in such proportion(s) and on such Vesting Date(s) as may be specified in the Grant Agreement governing such Grant and provided that the Participant’s Employment has not Terminated on or before the relevant Vesting Date.

12.2	Settlement.

A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, will be settled, by a distribution as provided below to the Participant or their Beneficiary following the Vesting thereof in accordance with Section 12.1 or 12.6, as the case may be, subject to the terms of the applicable Grant Agreement. Settlement will occur at the time or times as specified in the Grant Agreement and, in any case, in respect of RSUs or PSUs held by U.S. Participants, at such other time or times that will cause the RSUs or PSUs, as applicable, to be exempt from or compliant with Sections 409A of the U.S. Tax Code. Settlement will be made by the issuance of one Share for each whole RSU or PSU then being settled, a cash payment equal to the Market Price on the Vesting Date of the RSUs or PSUs being settled in cash (subject to Section 12.3), or a combination of Shares and cash, all as determined by the Board in its discretion, or as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 6.2.

12.3	Postponed Settlement.

If a Participant’s Share Units would, in the absence of this Section 12.3 be settled within a Blackout Period applicable to such Participant, such settlement will be postponed until the earlier of the Trading Day following the date on which such Blackout Period ends (or as soon as practicable thereafter) and the otherwise applicable date for settlement of the Participant’s Share Units as determined in accordance with Section 12.2, and the Market Price of any RSUs or PSUs being settled in cash will be determined as of the earlier of the Trading Day on which the Blackout Period ends and the day prior to the settlement date, except, with respect to U.S. Participants, as may be required for the RSUs or PSUs to be exempt from, or compliant with, Sections 409A of the U.S. Tax Code.

12.4	Failure to Vest.

For greater certainty, a Participant will have no right to receive Shares or a cash payment, as compensation, damages or otherwise, whether related or attributable to any contractual or common law termination entitlement or otherwise, with respect to any RSUs or PSUs that do not become Vested or are forfeited hereunder, and hereby waives any claim in respect thereof.

12.5	Resignation.

Subject to the applicable Grant Agreement and Section 12.7, in the event a Participant’s employment is Terminated as a result of the Participant’s resignation, no Share Units that have not Vested prior to such Termination, including dividend equivalent Share Units in respect of such Share Units, will Vest and all such Share

Units will be forfeited and cancelled immediately as of the Participant’s date of Termination.

12.6	Termination of Employment without Cause; Death or Disability.

Subject to the applicable Grant Agreement and Section 12.7 and, in the case of a U.S. Participant, except as may be impermissible under Sections 409A of the U.S. Tax Code, in the event of a Participant’s Termination without Cause (which will include a constructive dismissal by the Company or an Affiliate), Termination due to death or Termination due to Disability prior to the end of a Vesting Period relating to a Grant:

(a)

In the case of a Grant of RSUs, the Pro Rata Portion of the RSUs relating to such Grant that have not previously Vested and that would have Vested under the Grant Agreement applicable to such RSUs within the twelve (12) months following the Participant’s Termination had the Participant remained Employed throughout such twelve (12) month period will Vest on the Participant’s Termination;

(b)

In the case of a Grant of PSUs, the Pro Rata Portion of the PSUs relating to such Grant that have not previously Vested and that are capable of becoming Vested under the Grant Agreement applicable to such PSUs within the twelve (12) months following the Participant’s Termination had the Participant remained Employed throughout such twelve (12) month period will Vest on the Participants Termination as if the Performance Conditions applicable to such PSUs were satisfied at the target (100%) level of performance, will Vest on the Participant’s Termination; and

(c)

Any Share Units that were not Vested at the time of a Participant’s Termination due to death, Disability or Termination without Cause and that do not Vest pursuant to foregoing provisions of this Section 12.6 and will be immediately forfeited and cancelled on the Participant’s Termination.

The Participant will have no further entitlement to any Share Units, including any dividend equivalent Share Units in respect of such Share Units, following their Termination due to death or Disability or Termination without Cause, and waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise.

12.7	Extension of Vesting.

The Board may, at the time of Termination or a Disability Date, extend the period for Vesting of Share Units, but not beyond the original end of the applicable Vesting Period except, in the case of a U.S. Participant, except as may be impermissible under Sections 409A of the U.S. Tax Code.

12.8	Termination of Employment for Cause.

In the event a Participant is Terminated for Cause by the Company or an Affiliate, no Share Units that have not Vested prior to the date of the Participant’s Termination for Cause, including any dividend equivalent Share Units in respect of such Share Units, will Vest and all Share Units, whether vested or unvested, will be forfeited immediately. The Participant will have no further entitlement to Share Units following Termination for Cause and waives any claim to damages in respect thereof whether related or attributable to any contractual or common law termination entitlements or otherwise.

13.	SHAREHOLDER RIGHTS

13.1	No Rights to Shares.

Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement (other than pursuant to Section 11.2) or rights on liquidation.

APPENDIX “A”

ADDENDUM FOR PARTICIPANTS SUBJECT TO UNITED STATES TAXATION

The purpose of this Addendum is to establish certain rules and limitations applicable to awards issued under the Plan to U.S. Participants. Terms defined in the Plan and used herein will have the meanings set forth in the Plan, as amended from time to time.

1.	GENERAL

(a)

In the event of any contradiction, whether explicit or implied, between the provisions of this Addendum and the remainder of the Plan, the provisions of the Addendum will prevail with respect to Grants of Options, Share Units or other awards under the Plan to a U.S. Participant.

(b)

Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan be exempt from (or, if not so exempt, to comply with) Sections 409A of the U.S. Tax Code, and all provisions of the Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Sections 409A of the U.S. Tax Code. Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Sections 409A of the U.S. Tax Code), and neither the Company nor any Subsidiary of the Company will have any obligation to indemnify or otherwise hold such U.S. Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

2.	DEFINITIONS

As used in this Addendum to the Plan and, unless otherwise specified, the following terms have the following meanings:

(a)	“Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the U.S. Tax Code.

(b)

“Separation From Service” will mean that employment or service with the Company and any entity that is to be treated as a single employer with the Company for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.

(c)	“Specified Employee” means a U.S. Participant who meets the definition of “specified employee,” as defined in Sections 409A(a)(2)(B)(i) of the U.S. Tax Code.

3.	OPTIONS

(a)

Exercise Price. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan or otherwise, any Option issued to a U.S. Participant will have per Share Exercise Price that is no less than “fair market value” on the date of grant which value will be determined in accordance with Sections 409A of the U.S. Tax Code.

(b)

Term (Duration). For the avoidance of doubt and notwithstanding anything to the contrary in the Plan or otherwise, in no event, including as a result of any Blackout Period, will the expiry date of any Option granted to a U.S. Participant be extended beyond the date which it would have expired in accordance with its terms if such Option has a per Share Exercise Price that is less than the “fair market value” (as determined under Sections 409A of the U.S. Tax Code) of the Shares on the date of the proposed extension.

(c)

Adjustments. Notwithstanding any provision of the Plan or otherwise, any adjustment to an Option issued to a U.S. Participant will be made in accordance with the requirements of Sections 409A of the U.S. Tax Code.

(d)

Incentive Stock Options. No more than 10,000,000 Shares may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan. Incentive Stock Options will be granted only subject to and in compliance with Section 422 of the U.S. Tax Code, and only to Eligible Persons who are employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the U.S. Tax Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) will not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof will be regarded as a nonstatutory stock option properly granted under the Plan. Notwithstanding anything to the contrary in the Plan, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a parent or subsidiary of the Company (within the meaning of Sections 424(e) and 424(f) of the U.S. Tax Code), the term of the Incentive Stock Option will not exceed five years from the date of grant of such Option and the Exercise Price will be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds USD$100,000, such excess Incentive Stock Options will be treated as nonstatutory stock options.

(e)

Notification of ISO Disqualifying Disposition. Each Participant awarded an Incentive Stock Option under the Plan will notify the Company in writing immediately after the date on which the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Board and in accordance with procedures established by the Board, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Shares.

4.	SHARE UNITS

(a)

Settlement of Share Units. Notwithstanding any other provision of the Plan, all amounts payable to a U.S. Participant under this Plan, including, without limitation, the issuance or delivery of Shares or a lump sum cash payment, will be paid or delivered no later than March 15th of the year immediately following the year in which the Vesting Date occurs in respect of the particular Share Unit.

(b)

Dividend Equivalents. Any additional Share Units (or amounts credited in respect of underlying Share Units) issued to a U.S. Participant in respect of an existing Share Unit grant will be settled at the same time as the underlying Share Units for which they were awarded.

(c)

Change in Control. In the event that the timing of payments in respect of any grant of Share Units that would otherwise be considered “deferred compensation” subject to Sections 409A of the U.S. Tax Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration will be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Sections 409A of the U.S. Tax Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration will be permitted unless the Disability also satisfies the definition of “disability” pursuant to Sections 409A of the U.S. Tax Code and any Treasury Regulations promulgated thereunder, in each case, to the extent necessary to comply with Sections 409A of the U.S. Tax Code.

(d)

Payments to Specified Employees. Solely to the extent required by Sections 409A of the U.S. Tax Code, any payment in respect of Share Units which is subject to Sections 409A of the U.S. Tax Code and which has become payable on or following Separation from Service to any U.S. Participant who is determined to be a Specified Employee will not be paid before the date which is six months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments will be made to the Specified Employee in a lump sum on the earliest possible payment date.

5.	ADMINISTRATION

Without derogating from the powers and authorities of the Board under the Plan, and unless specifically required under Applicable Law, the Board may amend or modify this Addendum to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Sections 409A of the U.S. Tax Code or other tax regulation. In the case of U.S. Participants, to the extent necessary to comply with Sections 409A of the U.S. Tax Code, the Board may accelerate the payment of benefits upon a Plan termination only if the termination occurs:

(a)

within 12 months of a corporate dissolution taxed under section 331 of the U.S. Tax Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the payments under the Plan are included in the U.S. Participant’s gross income in the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which such benefit becomes vested or (iii) the first calendar year in which the payments are administratively practicable;

(b)	within 30 days preceding or within 12 months following a change in control event, as defined in U.S. Treasury Regulations §1.409A-3(i)(5); or

(c)	upon any other termination event permitted under Sections 409A of the U.S. Tax Code.